

                                                                    EXHIBIT 12.1
                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (in millions)


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
                                                        Nine Months
                                                           Ended                        For the Years Ended December 31,
                                                       September 30,
                                                           2006           2005         2004          2003         2002        2001
                                                       ------------     --------     --------      --------     --------    --------
Earnings
Income/(loss) before income taxes, minority
  interest and change in accounting                        $   (49)     $  (173)     $  (539)      $(1,194)     $  (160)    $  (164)
Earnings of non-consolidated affiliates                        (27)         (25)         (45)          (55)         (44)        (24)
Cash dividends received from non-consolidated
  affiliates                                                    23           48           42            35           16          12
Fixed charges                                                  164          185          140           126          139         174
Amortization of capitalized interest, net of
  interest capitalized                                           5            4            1             3            1          (2)
                                                       ------------     --------     --------      --------     --------    --------
  Earnings                                                 $   116      $    39      $  (401)      $(1,085)     $   (48)    $    (4)
                                                       ============     ========     ========      ========     ========    ========

Fixed Charges
Interest and related charges on debt                       $   146      $   158      $   109       $    97      $   109     $   139
Portion of rental expense representative of the
interest factor                                                 18           27           31            29           30          35
                                                       ------------     --------     --------      --------     --------    --------
  Fixed charges                                            $   164      $   185      $   140       $   126      $   139     $   174
                                                       ============     ========     ========      ========     ========    ========

Ratios
Ratio of earnings to fixed charges*                            N/A          N/A          N/A           N/A          N/A         N/A





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* For the first nine months ended September 30, 2006 and for the years ended
  December 31, 2005, 2004, 2003, 2002 and 2001, fixed charges exceed earnings by $48 million, $146 million, $541 million, $1,211 million, $187 million and $178 million, respectively, resulting in a ratio of less than one.